CONFIDENTIAL

November 11, 2003

Southwall Technologies Inc.
3975 East Bayshore Road
Palo Alto, California 94304

Attn: Mr. Thomas G. Hood, President

Dear Tom:

The purpose of this letter ("Letter") is to summarize our recent discussions and to outline the principal elements regarding a proposed extension of credit to and, if appropriate, equity financing (the "Proposed Transactions") in Southwall Technologies Inc. ("Southwall") by Needham & Company, Inc., either directly or through one or more of its affiliates (collectively, "Needham").

  Terms and Conditions of the First Tranche of Extension of Credit. Needham will agree to guarantee $1,500,000 of additional borrowing under Domestic Factoring Agreement ("Factoring Agreement") by and between Southwall and Pacific Business Funding, a division of Cupertino National Bank (the "Bank"), provided that each of the following conditions is, in Needham's reasonable discretion, satisfied:
    Due diligence by Needham and its counsel that the liens granted and security interests created under the Factoring Agreement were, at the time of creation, and are perfected;
    Needham, Southwall and the Bank shall have entered into a guaranty in form and substance satisfactory to the Bank, Needham (in Needham's sole and absolute discretion) and Southwall and the Bank shall have agreed to the additional borrowing;
    The expiration date of the Factoring Agreement shall have been extended from May 6, 2004 to May 6, 2005;
    Southwall shall have issued Needham a five year warrant to purchase common stock for 5% of the issued and outstanding common stock of Southwall at a nominal exercise price per share;
    Southwall shall have granted Needham board observer rights;
    Southwall shall have filed its quarterly report on Form 10-Q for the third quarter of 2003 as required and in compliance with the federal securities laws; and
    Southwall shall have named Mr. George Boyadjieff as its non-executive chairman of the board of directors, Mr. Boyadjieff shall have accepted such position and Southwall and Mr. Boyadjieff shall have reached agreement on terms of his involvement with Southwall.
  Terms and Conditions of the Second Tranche of Extension of Credit. Needham will agree to guarantee an additional $500,000 under the Factoring Agreement provided that each of the following conditions is, in Needham's reasonable discretion, satisfied:
    Bank shall have agreed to the additional borrowing;
    Southwall shall have secured unconditional releases (releasing Southwall from all claims and liabilities) from its Tempe landlord and Tempe equipment lessor and shall have renegotiated the Palo Alto lease;
    Southwall shall have reached an agreement with Sanwa Bank with respect to Southwall's outstanding debt based on terms agreed between Southwall and Needham;
    Southwall shall have issued Needham a five year warrant to purchase common stock for an additional 5% of the issued and outstanding common stock of Southwall at a nominal exercise price per share (measured without giving effect to any shares issued upon exercise of the warrant described in Section 1 above); and
    Southwall shall have entered into arrangements with its trade creditors deferring and/or extending payment terms based on terms agreed between Southwall and Needham.

3. Terms and Conditions of First Tranche of Equity Investment. Following the provision of the first and second tranche of the extension of credit outlined in item 1 and 2 above, if any, Needham will agree to purchase from Southwall and Southwall will agree to sell to Needham $1,000,000 of newly-created convertible preferred stock of Southwall at a per share price of $1.00 provided that, in Needham's reasonable discretion, Southwall has completed in all material respects the restructuring measures contained in Southwall's plan dated October 30, 2003 (as amended on November 4, 2003) as presented to Needham concerning, among other things, staffing, closing the Tempe facility and reducing the staffing in Palo Alto provided that such conditions are satisfied on or before January 2, 2004. The convertible preferred stock will have a cumulative dividend of 10% per annum along with other customary protective and anti-dilution provisions. It is contemplated that the closing of the first tranche of the equity investment, if any, will be 10 days after the satisfaction of such conditions. In connection with the first tranche of equity investment, Southwall shall issue Needham a five year warrant to purchase common stock for an additional 5% of the issued and outstanding common stock of Southwall (measured without giving effect to any shares issued upon exercise of any warrants issued to Needham as contemplated by this Letter) at a nominal exercise price per share.

4. Terms and Conditions of Second Tranche of Equity Investment. Needham will agree to purchase from Southwall and Southwall will agree to sell to Needham $2,000,000 of the convertible preferred stock at a per share price of $1.00 provided that each of the following conditions is, in Needham's reasonable discretion, satisfied:

    Southwall shall have attained at least $10M revenue for the first quarter of 2004, from current business lines (excluding revenue from LCD AR on TAC and Class B PDP); and
    Southwall shall have been Cash-flow break-even for the first quarter of 2004.

It is contemplated that the closing of the second tranche of the equity investment, if any, will be on April 10, 2004. On or before April 10, 2004, whether or not the second tranche of equity investment is made, Southwall shall issue Needham a five year warrant to purchase common stock for an additional 4% of the issued and outstanding common stock of Southwall (measured without giving effect to any shares issued upon exercise of any warrants issued to Needham as contemplated by this Letter) at a nominal exercise price per share. If approval of Southwall's stockholders is required under applicable Nasdaq rules in connection with the issuance of the preferred stock as contemplated by Section 3 and this Section 4, Southwall may apply and seek to secure a so-called "hardship exemption" to such requirement from Nasdaq.

5. Due Diligence. Needham will be permitted to perform a full due diligence review as to the operational, regulatory and legal aspects of Southwall and its business, and Southwall will promptly provide reasonable access to all of Southwall's facilities, books, records (including the corporate minute book and shareholder records) and other business, technical and financial information reasonably required by Needham and its agents for this purpose. Completion of the Proposed Transactions are specifically conditioned upon, among other conditions, the satisfactory completion of Needham's due diligence review. Southwall shall promptly notify Needham of any event, condition, circumstance that might result in material adverse effect on Southwall and/or its subsidiaries.

6. Definitive Agreements. The parties shall proceed to negotiate in good faith a definitive agreements governing the Proposed Transactions (the "Definitive Agreements") with terms, representations, warranties, closing conditions and covenants (including, without limitation, registration and information rights) customary for the type of financing being contemplated hereby. If the parties do not enter into Definitive Agreements by November 30, 2003, then this Letter shall terminate and be of no force and effect.

7. Equity Incentives. It is also contemplated that in connection with the equity financings, if any, new equity incentive arrangements will be put in place to properly incentivize Southwall's management.

8. No Exclusivity; Topping Offer Warrant. We bring to your attention that in connection with your consideration of the Letter, Needham is not seeking exclusive negotiations and that Southwall is free to seek alternate sources of financing. In light of this fact and the possibility that Southwall may proceed to pursue another source of financing prior to the execution and delivery of the Definitive Agreements, Southwall shall, upon execution and delivery of this Letter, issue Needham a common stock purchase warrant for 10% of the common stock of Southwall (on a fully-diluted basis after giving effect to any capital raising or financing transaction other than those contemplated by the Letter) at a nominal exercise price per share. The warrant shall expire on the earlier of 5 years after the issuance or at such time as Needham, Southwall and the Bank shall have entered into Definitive Agreements.

9. Expenses. Needham and Southwall shall each pay their own fees, costs and expenses incurred in connection with this Letter and the Proposed Transactions, including all legal, advisory, and accounting fees, costs and expenses, whether or not the Proposed Transactions are completed except that (i) concurrently upon execution and delivery of this Letter, Southwall shall deliver a cashier's check in the amount of $50,000 to the law firm of Heller Ehrman White & McAuliffe LLP which shall be used to pay for the legal fees, costs and expenses incurred by Needham in connection with the Proposed Transactions with the unused balance being returned to Southwall upon completion of the Proposed Transactions, and (ii) Southwall shall pay Needham all costs, fees and expenses imposed on Needham by the Bank in connection with Needham's proposed guaranty.

10. Governing Law. This Letter shall be governed by the laws of the State of New York, without reference to its conflict of law rules.

11. Miscellaneous. This Letter may be executed in two or more counterparts (including by facsimile transmission), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Letter supersedes all agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. This Letter is not assignable, except that Needham may complete the Proposed Transactions through a wholly owned corporation or other entity and assign its rights under this Letter to such entity without liability or further obligation hereunder.

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We would be pleased to discuss the terms of the this Letter with the board of directors of Southwall at any time. If the foregoing terms and conditions are acceptable to you, please so indicate by signing this Letter and returning an executed copy to my attention by telecopy at (650-854-9853) by no later than 5:00 p.m. Pacific Standard Time on Tuesday, November 11, 2003 after which this Letter will be void.

Sincerely,

Needham & Company, Inc.

______________________
John C. Michaelson

Managing Director

AGREED AND ACCEPTED:

SOUTHWALL TECHNOLOGIES INC.

By:

Name:

Title:

Date:

11/11/03 3:36 PM ()